Exhibit 99.1

OTC Markets Group Welcomes Constellation Acquisition Corp I to OTCQX

NEW YORK, Jan. 16, 2024 (GLOBE NEWSWIRE) -- OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for 12,000 U.S. and international securities, today announced Constellation Acquisition Corp I (OTCQX: CSTAF), a special purpose acquisition company, has qualified to trade on the OTCQX® Best Market. Constellation Acquisition Corp I (the “Company”) previously traded its Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), redeemable warrants, each one whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 (the “Warrants”), and units, each consisting of one Ordinary Share and one-third of one redeemable warrant (the “Units”), on The New York Stock Exchange.

The Company begins trading its Ordinary Shares today on OTCQX under the symbol “CSTAF” and its Units today on OTCQX under the symbol “CSTUF.” The Company begins trading its Warrants today on the OTCQB Market under the symbol “CSTWF.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

Trading on OTCQX offers companies efficient, cost-effective access to the U.S. capital markets. Streamlined market requirements for OTCQX are designed to help companies lower the cost and complexity of being publicly traded, while providing transparent trading for their investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

About Constellation Acquisition Corp I

Constellation Acquisition Corp I is a special purpose acquisition company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com